UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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☒  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Section 240.14a-12

GREENHILL & CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2009

Dear Stockholders:

You are cordially invited to join us for our 2009 annual meeting of stockholders, which will be held on Wednesday, April 22, 2009, at 11:00 am ET, at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 3, 2009 are entitled to notice of and to vote at the 2009 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 22, 2009 at 11:00 a.m., Eastern Time

Place:	Waldorf-Astoria 301 Park Avenue New York, New York 10022

Items of Business:	1. The election of directors.

2. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2009.

3. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 3, 2009.

Voting by Proxy or via the Internet:	Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, American Stock Transfer & Trust Company, for which no postage is required if mailed in the United States. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors

Secretary

i

Greenhill & Co., Inc. (which we refer to as “Greenhill” or “we” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 22, 2009, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 10, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors and ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions.

Who is entitled to vote at the meeting?

The Board has set March 3, 2009, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 3, 2009, you are entitled to vote at the meeting. As of the record date, 28,114,706 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 28,114,706 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.

How do I submit my proxy vote?

If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.

If you wish to vote using a proxy, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?

Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank of broker can vote via the Internet if that option is offered by the bank or broker.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditors.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

The New York Stock Exchange permits a member broker who holds shares in street name for customers to vote on the election of directors and the ratification of the selection of our independent auditors even if the broker has not received instructions from the beneficial owner of the shares.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2009.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2009.

Can I change my vote after submitting my proxy?

Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy to the Secretary of Greenhill;

•	By voting via the Internet at a later time; or

•	By voting in person at the meeting.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests.

The following table shows how many shares of our common stock were beneficially owned as of February 27, 2009, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors, director nominees and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, except as noted below no stockholder beneficially owned more than five percent of our common stock as of February 27, 2009. The percentage has been calculated on the basis of 28,114,706 shares of common stock outstanding as of February 27, 2009 (excluding treasury stock).

The address for each listed stockholder (other than Morgan Stanley) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

Directors, Director Nominees and Named Executive Officers:
Robert F. Greenhill (1)	4,023,762	14.3%
Scott L. Bok (2)	1,268,114	4.5%
Simon A. Borrows	1,275,478	4.5%
Robert H. Niehaus (3)	948,308	3.4%
Richard J. Lieb	19,596	*
Harold J. Rodriguez, Jr. (4)	82,285	*
Jodi B. Ganz	100	*
Ulrika Ekman (5)	21,682	*
John D. Liu (6)	122,965	*
John C. Danforth	5,884	*
Steven F. Goldstone	7,496	*
Stephen L. Key	6,029	*
Isabel V. Sawhill	7,496	*
Robert T. Blakely	—	*
All Directors, Director Nominees and Named Executive Officers as a group (14 persons)	7,789,195	27.7%
5% Stockholders:
Morgan Stanley (7)	2,960,836	10.5%

*	Less than 1% of the outstanding shares of common stock.

(1)	Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 3,214,511 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 778,612 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)	Includes 138,000 shares held by the Bok Family Foundation. Mr. Bok disclaims beneficial ownership of the shares held by the Bok Family Foundation.

(3)	Includes 4,500 shares held in three trusts of which Mr. Niehaus’ children are beneficiaries, 20,000 shares held by the Robert C. and Kate Niehaus Foundation and 450,000 shares held by the Robert Niehaus 2008 GRAT. Mr. Niehaus expressly disclaims beneficial ownership of the 24,500 shares of common stock held by his children’s trusts and the foundation.

(4)	Includes 24,981 shares held by Jacquelyn F. Rodriguez.

(5)	Ms. Ekman ceased to be an executive officer of Greenhill on March 14, 2008 when she resigned as General Counsel and Secretary to become our Co-Head of U.S. Mergers & Acquisitions.

(6)	Mr. Liu ceased to be an executive officer of Greenhill on March 14, 2008 when he resigned as Chief Financial Officer, Co-Head of U.S. Mergers & Acquisitions and managing director.

(7)	Address: 1585 Broadway, New York, NY 10036.

The following numbers of shares are “pledged as security” under the non-competition and pledge agreements described on page 22. Mr. Greenhill, 804,550 shares; Mr. Bok, 267,613 shares; Mr. Borrows, 267,613 shares; Mr. Niehaus, 201,209 shares; and Mr. Rodriguez, 14,988 shares. Except for such pledges, the named executive officers (other than Mems. Ganz and Ekman) are not currently permitted to transfer, hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation — Compensation Discussion and Analysis — Executive Stock Ownership” below.

Messrs. Greenhill, Bok, Borrows, Niehaus, Lieb and Rodriguez and Mems. Ganz and Ekman are employees of Greenhill. They beneficially own approximately 27% of our common stock in the aggregate. In addition, other employees of Greenhill beneficially own approximately 17% of the common stock of Greenhill.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2008 were satisfied.

ITEM 1 —	ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is seven. One of our current directors, Isabel V. Sawhill, has elected to retire effective April 22, 2009 and is not standing for re-election. Robert T. Blakely was recommended to the Nominating and Governance Committee as a director candidate by our Chairman as her replacement. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.

The Board of Directors recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

Robert F. Greenhill, 72, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. Mr. Greenhill was a member of our Management Committee since its formation in January 2004 until October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Greenhill is also a member of the Investment Committee of Greenhill Capital Partners. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was chairman and chief executive officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee.

Scott L. Bok, 49, has served as Co-Chief Executive Officer since October 2007 and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Bok participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Bok has also served as a Senior Member of Greenhill Capital Partners since its formation and is a member of its Investment Committee. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok also serves as Chief Executive Officer of GHL Acquisition Corp. Mr. Bok is a member of the board of directors GHL Acquisition Corp. and various private companies, and a member of the Boards of Trustees of the University of Pennsylvania, the Chapin School and Prep for Prep.

Simon A. Borrows, 50, has served as our Co-Chief Executive Officer since October 2007 and served as our Non-U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Borrows has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Borrows participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Borrows is also a member of the Investment Committee of Greenhill Capital Partners and Greenhill Capital Partners Europe. Mr. Borrows joined Greenhill as a Managing Director in June 1998. Prior to joining Greenhill,

Mr. Borrows was the managing director of Baring Brothers International Limited (the corporate finance division of ING Barings), a position Mr. Borrows had held since 1995. Mr. Borrows was a director of Baring Brothers from 1989 to 1998. Prior to joining Baring Brothers in 1988, Mr. Borrows worked in the corporate finance department of Morgan Grenfell.

John C. Danforth, 72, has served on our Board of Directors since February of 2005. He served as the United States Representative to the United Nations between July 2004 and January 2005 and, except during his service at the United Nations, has been a Partner in the law firm of Bryan Cave LLP since 1995. He served in the United States Senate from 1976 to 1995. Senator Danforth is a director of Cerner Corporation. He is ordained to the clergy of the Episcopal Church.

Steven F. Goldstone, 63, has served on our Board of Directors since July 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. and a director of Merck & Co. Mr. Goldstone is also a director of several private companies and non-profit organizations.

Stephen L. Key, 65, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. Since 2001, he has served as the Vice Chairman and Chief Financial Officer of J.D. Watkins Enterprises, Inc. and as a member of its Advisory Board of Directors. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key is also a member of the Board of Trustees of the Rhode Island School of Design and is a director of three private companies.

Robert T. Blakely, 67, has not previously served on our Board of Directors and has been nominated for election to our Board of Directors by our Nominating and Governance Committee. Since 2008, Mr. Blakely has served as the President of Performance Enhancement Group, a position he previously held from 2002 to 2003. From February 2006 to January 2008, Mr. Blakely served as Executive Vice President of Fannie Mae and from February 2006 to August 2007 as its Chief Financial Officer. From 2003 to 2006, Mr. Blakely served as Executive Vice President and Chief Financial Officer of MCI. From 1999 to 2002 he served as Executive Vice President and Chief Financial Officer of Lyondell Chemical. From 1981 to 1999 he served as Executive Vice President and Chief Financial Officer of Tenneco, Inc. From 1971 to 1981 Mr. Blakely was with Morgan Stanley. Mr. Blakely is a member of the board of directors and serves as Chairman of the Audit Committee of Westlake Chemical Corporation and is a member of the board of directors and Chairman of the Conflicts Committee of Natural Resource Partners L.P. Mr. Blakely is also a member of the board of directors of a private company and is Vice Chairman of the Board of Trustees of the Financial Accounting Federation.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.greenhill.com. Other corporate governance documents also are available on our Web site at the same address, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy. The Guidelines, the Code and the Related Person Transaction Policy are also available in print to any shareholder who requests them.

Director Independence

Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.

The Board determined that none of Ms. Sawhill or Messrs. Danforth, Goldstone, Key or Blakely:

•	had any material relationship with Greenhill (other than as directors)

•	had any material relationship, either directly or as a partner, shareholder or officer of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•	is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of the Greenhill audit team or, a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•	is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•	is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review the Board affirmatively determined that each of our non-employee directors (John C. Danforth, Steven F. Goldstone, Stephen L. Key and Isabel V. Sawhill) and our non-employee director nominee (Robert T. Blakely) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill, Bok and Borrows cannot be considered independent directors because of their employment at of Greenhill.

Meetings of the Independent Directors

In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill, Bok and Borrows) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.

Committees of the Board

Audit Committee

Members:
Stephen L. Key (Chairman)
Isabel V. Sawhill
John C. Danforth

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee currently serves on more than three such audit committees.

The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill.com. The Audit Committee met five times during 2008. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2008.

Compensation Committee

Members:
Steven F. Goldstone (Chairman)
Stephen L. Key
Isabel V. Sawhill

The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the co-chief executive officers), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation — Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which permits the Compensation Committee to delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the best interests of Greenhill. The charter is available on our Web site at www.greenhill.com. The Compensation Committee met four times during 2008.

Nominating and Governance Committee

Members:
Isabel V. Sawhill (Chairman)
Steven F. Goldstone
Stephen L. Key

The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our Web site at www.greenhill.com. The Nominating and Governance Committee met once during 2008.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2008 and at least 75% of the board and committee meetings on which the directors served.

Procedures for Contacting the Board of Directors

The Board has established a process for stockholders and other interested parties to send written communications to the Board or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022. The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman. Items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including solicitations and advertisements, junk mail and resumes.

Procedures for Selecting and Nominating Director Candidates

In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.

In January 2009 our Board of Directors adopted procedures in our bylaws by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by shareholders on the same basis as it considers other director candidates. Shareholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022.

Director and Officer Indemnification

We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our Web site at www.greenhill.com.

We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

Related Person Transactions Policy

In January 2009, our Board of Directors adopted a written related person transactions policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, a Co-Chief Executive Officer and/or the Nominating and Governance Committee for review depending on who the “related person” is. Such reviewer will review, approve or ratify the transaction, taking into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by a Co-Chief Executive Officer or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate. The related person transactions discussed in “Certain Relationships and Related Transactions” below were entered into before the adoption of this written policy.

Executive Compensation — Compensation Discussion and Analysis

Overview and Process

The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has overall responsibility for evaluating and approving the executive officer base salary, annual and long-term incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of the company. We have not retained any compensation or similar consultants to assist in determining forms or amounts of compensation. Rather, the Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices, and the contributions of individual executives which are taken into account in determining compensation. The Compensation Committee in approving annual and long-term incentive compensation also is aware of the amounts of compensation previously awarded to the executive officers and their level of stock ownership.

2008 Developments in our Executive Officer Team

On March 14, 2008, John D. Liu resigned as our Chief Financial Officer, Co-Head of U.S. Mergers & Acquisitions, Assistant Treasurer and managing director and the Board of Directors appointed Richard J. Lieb as Chief Financial Officer and Assistant Treasurer. On the same date, the Board of Directors appointed Harold J. Rodriguez, Jr. to serve as Chief Administrative Officer.

In addition, on March 14, 2008, Ulrika Ekman resigned as our Secretary and General Counsel to become our Co-Head of U.S. Mergers & Acquisitions and the Board of Directors appointed Jodi B. Ganz to serve as Secretary and Acting General Counsel. On July 30, 2008, the Board of Directors appointed Ms. Ganz to the position of General Counsel.

Compensation Philosophy

Given the critical importance of human capital to our business, we have designed our executive compensation program to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. Our compensation policy has not changed since our initial public offering. A substantial portion of each executive’s total compensation is variable and delivered on a pay-for-performance basis. We are committed to utilizing the executive compensation program to cement our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives, and for those of our executive officers who are active in our merchant banking business, profit overrides earned by our merchant banking funds, each of which is described below. It is our policy that compensation and benefits in the aggregate represent 50% or less of our annual revenues (although we retain the ability to change this policy in the future). In allocating compensation to our executive officers and other senior professionals, our primary emphasis is on evaluating the relative contribution to the company that each executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions. This allocation changes on an annual basis. See “— Allocation of Compensation” below for a description of 2008 allocations.

Components of Compensation

Base Salary  Annual base salaries for executive officers were set at $600,000 at the time of our initial public offering in 2004 and have remained at that level since then (other than for Ms. Ganz, whose annual base salary reflects her tenure with us and her recent promotion to the position of General Counsel).

Executive officer base salaries and subsequent adjustments, if any, will be determined by the Compensation Committee, based on a review of relevant publicly available market data and other factors the Compensation Committee believes are relevant. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.

Incentive Compensation  Incentive compensation is a key component of Greenhill’s executive compensation strategy. Awards of annual and long-term incentive compensation are generally based on the company’s operating performance and each individual’s contributions to revenue as well as to the development of the company’s client base, strategic development, market position and management. Consistent with our philosophy regarding executive ownership, executive officers are eligible for annual incentive compensation generally payable in the form of cash and long-term incentives payable in the form of restricted stock units. Annual incentive compensation awards and long-term incentive compensation awards are only granted once a year, generally at the meeting of the Compensation Committee held in January once the revenue and other financial information is available; however, we often make restricted stock unit grants to new employees at the time that they join the firm to foster a sense of ownership.

Annual Incentive Compensation.  The aggregate amount of annual incentive compensation will vary from year to year depending on the amount of our revenues, industry practices and other factors. See “— Allocation of Compensation” below for a description of the process for determining the size of 2008 annual incentive compensation awarded.

Long-Term Incentive Compensation.  The aggregate amount of long-term incentive compensation awarded in any year will also vary from year to year depending on the amount of revenues, industry practices and other factors. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the firm’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Long-term incentive compensation awards of restricted stock units generally will vest pro rata over a period of five years, consistent with our desire to maximize long-term retention of senior professionals. Some awards of restricted stock units may not vest at all for five years, when they vest fully. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents to the holders of unvested restricted stock units. See “— Allocation of Compensation” below for a description of the process for determining the size of 2008 long-term incentive compensation awarded.

Profit Overrides  In addition to base salary, annual incentive compensation and long-term incentive compensation described above, those executive officers who also serve as members of the investment committees of our merchant banking funds or are otherwise actively involved with those funds, and other employees who have played significant roles in the investments made by our funds, may receive as additional compensation in any fiscal year from profit overrides allocated to such executive officers in previous fiscal years (subject to achievement of a minimum investment return for our funds’ outside investors). Profit overrides in respect of any new investment are allocated on an annual basis in the same year as such investment is made to employees based on the recommendations of the chairmen of the respective investment committees; to the extent that any portion of available profit overrides was not allocated to specific individuals at the beginning of a year, such unallocated portions may be allocated to employees as a performance bonus in respect of the investment. Up to one-half of the profit overrides payable by the investors in our funds is allocated to employees in the year each investment is made. The remainder of the profit overrides is allocated to Greenhill. The ultimate value of the profit override in respect of an investment will not be determinable until that investment has been fully divested or otherwise monetized by the fund in question, a process which can take many years. No portion of such profit overrides is paid to employees until such time as the profit overrides are actually paid to Greenhill by the funds. Profit overrides are subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Other Forms of Compensation  We do not provide any perquisites to any employees other than Mr. Robert F. Greenhill, our Chairman of the Board of Directors and a managing director of

Greenhill. Please see “Certain Relationships and Related Transactions” on page 24 for a description of the compensation provided to Mr. Greenhill.

We do not have any pension, severance or deferred compensation plans, except for our tax qualified 401(k) plan. We maintain medical, dental, disability and life insurance benefit plans for the benefit of all of our eligible employees.

Allocation of Compensation

Annual incentive compensation awards and long-term incentive compensation awards are granted once at the beginning of each calendar year in respect of performance for the preceding year and a desire for long-term retention of the grant recipients. In order to determine the size of annual incentive and long-term incentive compensation awards to be granted to the executive officers, we begin by determining the available annual incentive compensation pool and long-term incentive compensation pool. Each pool is calculated by multiplying our revenues for the immediately preceding year by a percentage (determined by management in consultation with the Compensation Committee but not to exceed 50%, although we retain the ability to change this policy in the future), and subtracting from that number the salaries paid to all employees, certain other compensation expenses and the cash bonuses payable in respect of the preceding fiscal year to all employees other than the managing directors. The remaining amount represents the annual incentive compensation pool out of which cash bonuses to managing directors may be made.

The actual percentage of our revenues which was recorded as compensation expense during 2008 was 46%. The actual percentage is determined by management in consultation with the Board of Directors and based on such factors as the relative level of revenues, the anticipated compensation requirements (which may vary depending on the level of recruitment of new managing directors in any given period and other factors), and the level of other costs and expenses.

Management then reviews the relative contributions of each pool participant, including the named executive officers, including contributions made to revenues (both financial advisory and merchant banking revenues), business development and the expansion and development of Greenhill. On the basis of this review, management then makes a proposal to the Compensation Committee regarding the size of the annual incentive compensation award (i.e., cash bonus) and the size of the long-term incentive compensation award (i.e., value of restricted stock units). A proposal for the allocation of profit overrides is made by the chairmen of the respective investment committees based on a similar review of the contributions of the employees involved in the merchant banking business.

In determining the size of the annual incentive compensation awards and the size of the long-term incentive compensation awards granted to our named executive officers for 2008, the Compensation Committee considered the contributions to revenues, business development and development of the firm of all of the executive officers. The Compensation Committee also considered their contributions to the merchant banking business, including contributions to the generation of revenue and the sourcing of new investments and execution of transactions.

In 2008, the firm had lower total revenue relative to past years and annual incentive compensation awards were reduced accordingly. Cash bonuses to executive officers were limited to modest amounts in order to maintain our historical compensation ratio and to pay our more junior professionals on a competitive basis. Moreover, and in order to strengthen the retention incentive for our executive officers, most long-term incentive compensation received by executive officers in respect of 2008 was in the form of restricted stock units that do not vest at all for five years, when they vest fully (rather than vesting pro rata over five years).

Executive Stock Ownership

Most of our executive officers own significant amounts of stock in Greenhill. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.” In connection with our

November 2008 public offering, our executive officers (other than Mems. Ganz and Ekman, who did not participate in the offering) agreed to a lock-up arrangement with the underwriters that restricts the transfer of all the shares they own or subsequently acquire during the one year lock-up period, subject to certain limited exceptions. The lock-up effectively extended and broadened the five year transfer restriction agreed to by our executive officers in respect of the shares that they received at the time of our initial public offering in May 2004. In addition, new grants of restricted stock units made to such officers as compensation are subject to restrictions on vesting. Finally, all of our executive officers (other than Ms. Ganz) have made significant investments in our private equity funds. As a result, we believe our executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.

Tax and Accounting Implications

Policy on Qualifying Compensation for Deductibility.  Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests.

Compliance with Section 409A of the Internal Revenue Code.  We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation.  We account for stock-based compensation in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key
Isabel V. Sawhill

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock		Compensation	All Other
Name	Year	Salary		Awards (1)		(2)	Compensation		Total

Scott L. Bok(3)	2008	$600,000		$2,497,388		$92,366	$2,495,184	(4)	$5,684,938
Co-Chief Executive Officer	2007	600,000		2,551,545		8,207,488	10,746,393	(5)	22,105,426
	2006	600,000		971,362		3,876,061	8,771,660		14,219,083

Simon A. Borrows(7)	2008	625,319	(8)	3,595,562		74,681	1,173,949	(9)	5,469,511
Co-Chief Executive Officer	2007	675,440	(10)	2,874,332		16,544,560	4,137,081	(11)	24,231,413
	2006	621,961	(12)	1,443,845		3,865,132	1,761,264	(13)	7,692,202

Robert H. Niehaus	2008	600,000		684,674		-0-	4,985,221	(14)	6,269,895
Chairman, Greenhill Capital	2007	600,000		732,510		1,279,488	23,068,745	(15)	25,680,743
Partners	2006	600,000		396,262		942,728	20,372,021	(16)	22,311,011

Richard J. Lieb(17)	2008	600,000		1,096,239		92,366	150,397	(18)	1,939,002
Chief Financial Officer

Harold J. Rodriguez, Jr.	2008	600,000		210,548		47,366	228,673	(19)	1,086,587
Chief Administrative Officer	2007	600,000		130,842		710,303	988,668	(20)	2,429,813

Jodi B. Ganz(21)	2008	290,000		15,353		182,366	8,881	(22)	496,600
General Counsel and Secretary

Ulrika Ekman(23)	2008	600,000		254,216		47,366	56,269	(24)	957,851
Former General Counsel and Secretary	2007	600,000		221,711		634,117	76,304	(25)	1,531,632

John D. Liu(26)	2008	125,000		(505,976	)(27)	-0-	208,988	(28)	(171,988)
Former Chief Financial Officer	2007	600,000		501,350		8,822,488	314,605	(29)	10,238,443
	2006	600,000		225,194		1,201,728	196,699	(30)	2,223,621

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year in question in accordance with FAS 123(R) of awards made pursuant to our Equity Incentive Plan and includes amounts from awards granted in the indicated fiscal year and where applicable prior years. In addition, in January 2009, the named executive officers were granted additional awards of restricted stock units (which we refer to as RSUs) under our Equity Incentive Plan as part of fiscal year 2008 compensation as follows: Mr. Bok, 36,292 RSUs; Mr. Borrows, 43,869 RSUs; Mr. Niehaus, 0 RSUs, Mr. Lieb 16,730 RSUs, Mr. Rodriguez, 8,899 RSUs, Ms. Ganz 1,912 RSUs and Ms. Ekman 9,481 RSUs. All of these awards will vest either ratably over five years or 100% on the fifth anniversary of the grant and the expense associated with such awards will be reported in subsequent proxy statements.

(2)	These amounts reflect the cash awards to the named individuals in respect of performance in the referenced year. We refer to this portion of our annual incentive compensation as a bonus.

(3)	Prior to his appointment as Co-Chief Executive Officer on October 25, 2007, Mr. Bok served as our U.S. President.

(4)	Consists of $2,238,000 in cash and securities distributed in respect of profit overrides on investments made by Greenhill Capital Partners (or GCP) (“Profit Overrides”) awarded in previous fiscal years; $249,550 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”); $6,634 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was also awarded a portion of the Profit Overrides in respect of the investments made by GCP in 2008, subject to vesting (“2008 Profit Override Percentage”). Mr. Bok’s 2008 Profit Override Percentage was 1.43%.

(5)	Consists of $10,581,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $157,881 in Dividend Equivalent Payments; $6,512 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was awarded a portion of the Profit Overrides in respect of the investments made by GCP in 2007, subject to vesting (“2007 Profit Override Percentage”). Mr. Bok’s 2007 Profit Override Percentage was 1.50%. Mr. Bok was also awarded a portion of the profit overrides on investments made by Greenhill Capital Partners Europe in 2007 (” 2007 GCPE Profit Override Percentage”), in respect of one such investment, of 1.0%.

(6)	Consists of $8,711,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $53,388 in Dividend Equivalent Payments; $6,272 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was awarded a portion of the Profit Overrides in respect of the investments made by GCP in 2006, subject to vesting (“2006 Profit Override Percentage”). Mr. Bok’s 2006 Profit Override Percentage was 1.790% for investments made in the first half of 2006 and 1.6548% for investments made in the second half of 2006.

(7)	Prior to his appointment as Co-Chief Executive Officer on October 25, 2007, Mr. Borrows served as our Non-U.S. President.

(8)	Mr. Borrows’ base salary was paid in British pound sterling and converted to U.S. dollars using an exchange rate of $1.85 to £1.

(9)	Consists of $826,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years and $347,949 in Dividend Equivalent Payments. In addition, Mr. Borrows was also awarded a GCPE Profit Override Percentage of 1.0%.

(10)	Mr. Borrows’ base salary was paid in British pound sterling and converted to U.S. dollars using an exchange rate of $2.00 to £1.

(11)	Consists of $3,942,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years and $195,081 in Dividend Equivalent Payments. In addition, Mr. Borrows was also awarded a 2007 GCPE Profit Override Percentage of 1.0%.

(12)	Mr. Borrows’ base salary of $600,000 was paid in British sterling and converted to U.S. dollars using a rate of $1.84 to £1.

(13)	Consists of $1,678,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $76,044 in Dividend Equivalent Payments; and $7,220 of contributions to Mr. Borrows’ defined contribution scheme in the United Kingdom.

(14)	Consists of $4,891,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $86,587 in Dividend Equivalent Payments; and $6,634 in profit sharing contributions and $1,000 in a matching contribution to Mr. Niehaus’s 401(k) Profit Sharing Plan. In addition, Mr. Niehaus was awarded a 2008 Profit Override Percentage of 3.24% and a portion of the profit overrides on investments made by Greenhill Capital Partners Europe in 2008 of 0.6%.

(15)	Consists of $23,004,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $58,233 in Dividend Equivalent Payments; and $6,512 in profit sharing contributions. In addition, Mr. Niehaus was awarded a 2007 Profit Override Percentage of 3.4% and a 2007 GCPE Profit Override Percentage of 1.0%.

(16)	Consists of $20,340,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $24,749 in Dividend Equivalent Payments; and $6,272 in profit sharing contributions and a $1,000 matching contribution to Mr. Niehaus’ 401(k) Profit Sharing Plan. In addition, Mr. Niehaus was awarded a 2006 Profit Override Percentage of 4.47% for investments made in the first half of 2006 and 4.1324% for investments made in the second half of 2006.

(17)	On March 14, 2008, the Board of Directors appointed Richard J. Lieb as Chief Financial Officer following the resignation by Mr. Liu.

(18)	Consists of $142,763 in Dividend Equivalent Payments; $6,634 in profit sharing contributions and $1,000 in matching contributions to Mr. Lieb’s 401(k) Profit Sharing Plan.

(19)	Consists of $206,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $15,039 in Dividend Equivalent Payments; $6,634 in profit sharing contributions and $1,000 in matching contributions to Mr. Rodriguez’ 401(k) Profit Sharing Plan. In addition, Mr. Rodriguez was awarded a 2008 Profit Override Percentage of 0.10%.

(20)	Consists of $975,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $6,156 in Dividend Equivalent Payments; $6,512 in profit sharing contributions and $1,000 in matching contributions to Mr. Rodriguez’ 401(k) Profit Sharing Plan. In addition, Mr. Rodriguez was awarded a 2007 Profit Override Percentage of 0.10%.

(21)	On March 14, 2008, the Board of Directors appointed Jodi B. Ganz as Acting General Counsel and Secretary following the resignation by Ms. Ekman. Ms. Ganz was appointed General Counsel on July 30, 2008.

(22)	Consists of $1,247 in Dividend Equivalent Payments; $6,634 in profit sharing contributions and $1,000 in matching contributions to Ms. Ganz’s 401(k) Profit Sharing Plan.

(23)	Under SEC rules, Greenhill’s 2008 named executive officers include Ms. Ekman, notwithstanding that on March 14, 2008, she resigned as General Counsel and Secretary to become our Co-Head of U.S. Mergers & Acquisitions and therefore is no longer an executive officer of Greenhill.

(24)	Consists of $10,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $38,635 in Dividend Equivalent Payments; $6,643 in profit sharing contributions and $1,000 in matching contributions to Ms. Ekman’s 401(k) Profit Sharing Plan.

(25)	Consists of $35,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $33,792 in Dividend Equivalent Payments; $6,512 in profit sharing contributions and $1,000 in matching contributions to Ms. Ekman’s 401(k) Profit Sharing Plan. In addition, Ms. Ekman was awarded a 2007 Profit Override Percentage of 0.20%.

(26)	Under SEC rules, Greenhill’s 2008 named executive officers include Mr. Liu, notwithstanding that on March 14, 2008, he resigned as Chief Financial Officer and managing director of Greenhill and is no longer employed by Greenhill.

(27)	Represents the reversal of previously recognized expense resulting from the forfeiture of Mr. Liu’s unvested restricted stock units following his resignation from Greenhill.

(28)	Consists of $184,443 in cash distributed in respect of Profit Overrides awarded in previous fiscal years and $24,545 in Dividend Equivalent Payments.

(29)	Consists of $273,724 in cash distributed in respect of Profit Overrides awarded in previous fiscal years, $33,369 in Dividend Equivalent Payments, $6,512 in profit sharing contributions and $1,000 in matching contributions to Mr. Liu’s 401(k) Profit Sharing Plan.

(30)	Consists of $177,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $12,427 in Dividend Equivalent Payments; $6,272 in profit sharing contributions and $1,000 in matching contributions to Mr. Liu’s 401(k) Profit Sharing Plan.

Grants of Plan Based Awards

			Estimated Future
			Payouts
		Compensation	Under Non-Equity			Grant Date
		Committee	Incentive Plan	All Other		Fair Value of
Name	Grant Date	Action Date	Awards (Target) (1)	Stock Awards (2)		Stock Awards

Scott L. Bok	January 1, 2008	January 30, 2008	See Note 1	29,164		$1,935,000
Simon A. Borrows	January 1, 2008	January 30, 2008	See Note 1	56,971		3,780,000
Robert H. Niehaus	January 1, 2008	January 30, 2008	See Note 1	6,240		414,000
Richard J. Lieb	January 1, 2008	January 30, 2008	See Note 1	12,479		828,000
Harold J. Rodriguez, Jr.	January 1, 2008	January 30, 2008	See Note 1	4,360		289,276
Jodi B. Ganz	January 1, 2008	January 30, 2008	See Note 1	-0-		-0-
Ulrika Ekman	January 1, 2008	January 30, 2008	See Note 1	4,108		272,553
John D. Liu	January 1, 2008	January 30, 2008	See Note 1	31,198	(3)	2,070,000	(3)

(1)	As described in the “Compensation Discussion and Analysis”, the named executive officers are eligible for an annual incentive compensation award in the form of a cash payment. As described in the “Compensation Discussion and Analysis” above, the actual amounts paid to our executive officers are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each executive officer’s potential annual incentive compensation award which is set by the Compensation Committee at the beginning of each performance period. See footnote 1 of the Summary Compensation Table for information on the restricted stock units granted in 2008 as part of our long-term incentive compensation program in respect of 2008 performance to the named executive officers.

(2)	These restricted stock units were granted in 2008 as a part of our long-term incentive compensation program in respect of 2007 compensation. These awards will vest as to 20% on each anniversary of the grant date (the first vesting occurred on January 1, 2009).

(3)	Pursuant to the terms of our Equity Incentive Plan, Mr. Liu forfeited his unvested restricted stock units when he resigned from Greenhill.

Outstanding Equity Awards at Fiscal Year End 2008

	Number of Units		Market Value of Units
Name	That Have Not Vested (1)		That Have Not Vested ($) (2)

Scott L. Bok	38,642	(A)
	15,051	(B)
	12,542	(C)
	43,240	(D)
	29,164	(E)

	138,639		$9,672,843

Simon A. Borrows	50,791	(A)
	23,138	(B)
	19,281	(C)
	43,124	(D)
	56,971	(E)

	193,305		$13,486,890

	Number of Units		Market Value of Units
Name	That Have Not Vested (1)		That Have Not Vested ($) (2)

Robert H. Niehaus	21,724	(A)
	5,453	(B)
	4,544	(C)
	10,143	(D)
	6,240	(E)

	48,104		$3,356,216

Richard J. Lieb	19,754	(3)
	24,691	(4)
	6,107	(B)
	5,089	(C)
	8,724	(D)
	12,479	(E)

	76,844		$5,361,406

Harold J. Rodriguez, Jr.	861	(B)
	717	(C)
	2,417	(D)
	4,360	(E)

	8,355		$582,928

Jodi B. Ganz	652	(5)

	652		$45,490

Ulrika Ekman	2,394	(A)
	729	(B)
	607	(C)
	2,197	(D)
	4,108	(E)
	9,143	(6)

	19,178		$1,338,049
John D. Liu	-0-	(7)	$0

(1)	The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Those awards marked (A) will vest as to 100% on January 1, 2010; those awards marked (B) vested as to 20% of the original award on January 1, 2009 and will vest ratably on January 1 of each of 2010 and 2011; and those awards marked (C) will vest as to 100% on January 1, 2011; those marked (D) vested as to 20% of the original award on January 1, 2009, and will vest ratably on January 1 of each of 2010, 2011 and 2012; and those marked (E) vested as to 20% of the original award on January 1, 2009, and will vest ratably on January 1 of each of 2010, 2011, 2012 and 2013.

(2)	The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2008 (the last trading day of 2008), $69.77. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

(3)	Units granted to Mr. Lieb when he joined Greenhill, which will vest ratably on March 31 of each of 2009 and 2010.

(4)	Units granted to Mr. Lieb when he joined Greenhill, which will vest as to 100% on March 31, 2010.

(5)	Units granted to Ms. Ganz when she joined Greenhill, which will vest ratably on March 31 of each of 2009, 2010, 2011 and 2012.

(6)	Units granted to Ms. Ekman at the time of our initial public offering, which will vest on May 4, 2009.

(7)	Pursuant to the terms of our Equity Incentive Plan, Mr. Liu forfeited his unvested restricted stock units when he resigned from Greenhill.

Stock Vested as of Fiscal Year End 2008

	Number of Shares	Value Realized
Name	Acquired on Vesting	Upon Vesting ($) (1)

Scott L. Bok	15,827	$1,052,179
Simon A. Borrows	18,492	1,229,348
Robert H. Niehaus	4,353	289,387
Richard J. Lieb (2)	14,091	967,188
Harold J. Rodriguez, Jr.	891	59,234
Jodi B. Ganz (3)	162	11,269
Ulrika Ekman (4)	9,935	626,010
John D. Liu	3,136	208,481

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting by $66.48, the closing market price of the shares on the last trading date prior to January 1, 2008 (the date on which the vesting occurred).

(2)	Value realized upon vesting equals the sum of $686,975 (in respect of shares vested on March 31, 2008) and $280,213 (in respect of shares vested on January 1, 2008), in each case calculated using the closing prices of $69.56 and $66.48 as of the respective vesting dates.

(3)	Value realized upon vesting is in respect of shares vested on March 31, 2008 calculated using the closing price of $69.56.

(4)	Value realized upon vesting equals the sum of $573,358 (in respect of shares vested on May 4, 2008) and $52,652 (in respect of shares vested on January 1, 2008), in each case calculated using the closing prices of $62.71 and $66.48 as of the respective vesting dates.

DIRECTOR COMPENSATION TABLE

Director Compensation 2008

	Fees Earned or Paid	Stock
Name	in Cash ($)	Awards (1) ($)	Total ($)

John C. Danforth	$0	$99,942	$99,942
Steven F. Goldstone	0	99,942	99,942
Stephen L. Key	57,500	57,533	115,033
Isabel V. Sawhill	0	99,942	99,942

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123 (R) for awards pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

During 2008, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option either in cash or stock or a combination. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $15,000, which was paid in a combination of cash and stock.

Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions — Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.

EMPLOYMENT, NON-COMPETITION AND PLEDGE AGREEMENTS

We entered into employment, non-competition and pledge agreements with those of our managing directors who were members of Greenhill & Co. Holdings, LLC prior to our initial public offering and non-competition and pledge agreements with those of our U.K.-based managing directors who were partners of Greenhill & Co. International LLP prior to our IPO. Signatories to these agreements include those officers who served as our named executive officers in 2008 other than Mr. Lieb and Mems. Ganz and Ekman. The remaining restrictions on Mr, Liu pursuant to his employment, non-competition and pledge agreement will expire on March 14, 2009. Accordingly, the references in this section to “managing director” only include those managing directors (Messrs. Bok, Borrows, Niehaus and Rodriguez); we also refer to those managing directors in this section as the “covered managing directors”. The following are descriptions of the material terms of (1) each such employment, non-competition and pledge agreement and (2) each such non-competition and pledge agreement (other than the base salary, benefits, confidentiality, termination of employment and transfer of client relationships provisions described below which are not included in the non-competition and pledge agreements), including any amounts or time periods that are specific to our named executive officers. With the exception of the few differences noted in the description below, the terms of each employment, non-competition and pledge agreement and non-competition and pledge agreement are in relevant part identical.

Each employment, non-competition and pledge agreement and each non-competition and pledge agreement (other than the base salary, benefits, termination of employment and transfer of client relationships provisions, which are not included in the non-competition and pledge agreements) provides as follows:

Base Salary.  Each covered managing director who devotes 100% of his time to Greenhill will be paid an annual base salary of $600,000. The amount of each covered managing director’s annual salary is subject to annual review by the Compensation Committee. In addition, a covered managing director may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee.

Benefits.  Each covered managing director will be entitled to participate in all of our employee retirement and welfare benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) savings plan, profit sharing plan and equity incentive plan.

Confidentiality.  Each covered managing director is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Non-competition.  During the period ending 12 months after the date a covered managing director ceases to provide services to us, or in the case of all initial members of the Management

Committee, during the period ending 24 months after the date such managing director ceases to provide services to us, that covered managing director may not:

○	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

○	engage in any business activity in which we operate.

“Competitive enterprise” means any business (or business unit) that engages in any activity in which we or any of our subsidiaries engage at the time such covered managing director ceases to provide services to us, including investment banking financial advisory services and merchant-banking and related services. These restrictions on competition will expire in May 2009. As a result, any covered managing director who continues to provide services to us then will no longer be subject to the non-competition restrictions. However, any covered managing director whose service with us terminates prior to May 11, 2009 will remain subject to the non-competition restrictions until the expiration of that covered managing director’s 12-month or 24-month restriction period following his or her termination of service with us, unless the covered managing director’s service with us has been terminated without cause in connection with a Change in Control and the covered managing director will then no longer be subject to the non-competition restrictions. “Change in Control” is defined in our equity incentive plan. We have also entered into non-competition agreements on similar terms with our post-IPO managing directors (including Mr. Lieb and Ms. Ekman) that expire six months following the termination of employment.

In addition to the provisions relating to non-competition in the agreements described above, that portion of any new grants of restricted stock units which remains unvested at retirement is subject to forfeiture (as defined in the Equity Incentive Plan) unless the retiring managing director enters into a senior advisor agreement with us. The terms of the senior advisor agreement will provide, among other things, that for the three year period during which a retired managing director serves as a senior advisor, he will not compete with us (on the same terms as described above). The non-compete provision in the senior advisor agreement (if and when entered into) would effectively extend the non-compete provisions described above for a period of three years.

Non-solicitation.  During the period ending 12 months after the date a covered managing director ceases to provide services to us (or 6 months in the case of Mr. Lieb and Ms. Ekman), that managing director may not, directly or indirectly, in any manner solicit any of our employees (at an associate or above level) to apply for, or accept employment with, any competitive enterprise.

Liquidated Damages.  In the case of any breach of the non-competition or non-solicitation provisions, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each named executive officer (other than Mr. Lieb and Mems. Ganz and Ekman) is as follows:

○	Scott L. Bok: $18.8 million

○	Simon A. Borrows: $18.8 million

○	Robert H. Niehaus: $14.2 million

○	Harold J. Rodriguez, Jr.: $2.0 million

For each of the other covered managing directors, the amount of liquidated damages is between $2.0 million and $18.8 million.

Pledge in Connection with Liquidated Damages.  The liquidated damages provision in each covered managing director’s employment, non-competition and pledge agreement or non-competition and pledge agreement, as applicable, will be secured by a pledge of our common stock owned by that managing director (including through indirect ownership and ownership through affiliated entities), subject to a minimum pledge of our common stock generally with a value equal to the liquidated damages amounts described above. Each pledge of our common stock will terminate on the earliest to occur of:

○	the death of the relevant managing director;

○	the expiration of the 12-month period or 24-month period, as applicable, following the termination of the service of the relevant managing director or, if the relevant managing director’s service with us was terminated without cause in connection with a Change in Control (as defined in the equity incentive plan described below), on the date of the managing director’s termination of service; or

○	May 11, 2009 (unless service has been terminated earlier).

These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards.

Transfer of Client Relationships.  Each covered managing director is required, upon cessation of his or her services, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Termination of Employment.  Each employment, non-competition and pledge agreement may generally be terminated by either that covered managing director or us on 90 days’ prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions described above, to the extent applicable.

Nonexclusivity.  The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of the non-competition provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the firm. Therefore, to ensure such transactions are given due consideration, our Board of Directors adopted a Related Persons Transaction Policy. Under the policy, the Co-Chief Executive Officers, the General Counsel and the Nominating and Governance Committee are tasked with reviewing the proposed transactions between the firm and the related parties and the Nominating and Governance Committee is charged with overseeing the policy. See “Information Regarding the Board of Directors and Corporate Governance — Related Persons Transaction Policy” above.

Related Transactions Involving Our Directors and Executive Officers

Other Compensation

Mr. Greenhill, one of our directors, is our Chairman and an employee of Greenhill. In 2008, Mr. Greenhill received a total of $3,705,419 in compensation, including $900,000 in restricted stock units awarded in 2008 (calculated by multiplying the number of shares underlying the award by the closing price of our common stock on the trading date prior to the grant date of the award). We also provide Mr. Greenhill with a car and driver, with a cost to Greenhill of $182,599 in 2008. In addition, Mr. Greenhill uses an aircraft owned by the Company for personal travel; Mr. Greenhill reimburses us for the costs associated with the use of the aircraft. See “ — Use of Corporate Aircraft” below.

Tax Indemnification Agreement and Related Matters

An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation’s taxes for periods prior to its initial public offering. In contrast, the members of our predecessor Greenhill & Co. Holdings, LLC, rather than Greenhill, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Greenhill & Co. Holdings, LLC and its affiliates prior to the IPO. In connection with the IPO, we entered into a tax indemnification agreement to indemnify each member (and beneficial owner thereof) of Greenhill & Co. Holdings, LLC and each partner of Greenhill & Co. International LLP (including Messrs. Greenhill, Bok, Borrows, Niehaus and Rodriguez) against certain increases in each tax indemnitee’s taxes that relate to activities of Greenhill & Co. Holdings, LLC and its affiliates in respect of periods prior to the IPO. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Greenhill will be offset by any tax benefit received by the additional tax indemnitee.

The tax indemnification agreement includes provisions that permit Greenhill to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Transfer Rights Agreements

Persons and Shares Covered.  At the time of our IPO, we entered into a transfer rights agreements with each of our covered managing directors, including our named executive officers (other than Mr. Lieb and Mesms. Ganz and Ekman). The shares covered by each covered managing director’s transfer rights agreement include all shares of our common stock owned by that covered managing director as of the closing of the IPO (including through indirect ownership and ownership through affiliated entities) and shares received by that managing director (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any restricted stock units awarded to that managing director under our equity incentive plan. The shares of our common stock covered by each transfer rights agreement are referred to as covered shares.

When a covered managing director ceases to be our employee for any reason other than death, the managing director will continue to be bound by all the provisions of the transfer rights agreement until the covered managing director holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions other than the continuing provisions of the transfer rights agreement.

Each transfer rights agreement will remain in effect in the event the covered shares are converted into a different security as a result of a business combination or other similar transaction.

Transfer Restrictions.  Each covered managing director has agreed, among other things, except as described below, not to transfer, and to maintain sole beneficial ownership of, his or her covered shares until May 11, 2009. Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities. In connection with our November 2008 secondary offering, our covered managing directors (and Mr. Lieb but excluding Ms. Ekman) agreed to lock-up agreements that broadened the restriction to cover all shares held by them and lengthened the existing transfer restrictions until November 2009. See “Executive Compensation — Compensation Discussion and Analysis — Executive Stock Ownership.”

Compliance With Securities Laws.  In addition to the restrictions set forth above, covered managing directors will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to a covered managing director under the transfer rights agreement terminate upon death of such managing director.

Dividends.  To the extent dividends are paid on covered shares while the covered managing director remains subject to the transfer restrictions of the transfer rights agreement, the covered managing director will be entitled to such dividends.

Voting.  Each covered managing director will be entitled to full voting rights with respect to his or her covered shares.

Term and Amendment.  Each transfer rights agreement will continue in effect until May 11, 2014 unless earlier terminated by us. Each transfer rights agreement may generally be amended or waived at any time by the mutual consent of the covered managing director and us.

Relationship with the Greenhill Merchant Banking Funds and other Principal Investments

Greenhill has an indirect interest in three different merchant banking funds and one venture fund, which we refer to as Greenhill Capital Partners I (or Fund I), Greenhill Capital Partners II (or Fund II), Greenhill Capital Partners Europe (or GCP Europe) and Greenhill SAVP (or GSAVP), each of which consists of several related fund vehicles which generally invest in parallel on a pro rata basis (we refer to those funds collectively as the “Funds”).

Each of the Funds is advised by a managing general partner, which makes investment decisions and is entitled to receive from the funds an override of 20% of the profits earned by the funds over specified thresholds, subject to certain exceptions. In particular, Fund I is advised by two general partners, which we refer to as the Original General Partner and the Managing General Partner. The Original General Partner is entitled to an override of 20% of the profits earned by Fund I over a specified threshold, in each case solely with respect to investments made by Fund I prior to 2004. The Managing General Partner is entitled to receive from Fund I an override of 20% of the profits earned by the funds over a specified threshold with respect to all other investments of Fund I. The Original General Partner is controlled by Robert F. Greenhill, Scott L. Bok, Robert H. Niehaus and V. Frank Pottow in their individual capacities. Greenhill has an indirect minority, non-controlling interest in the Original General Partner and is entitled to 5% to 11% of the profit overrides earned by the Original General Partner in Fund I. The remainder of the profit overrides have been allocated to managing directors and officers of Greenhill.

The managing general partners of the Funds (other than the Original General Partner) are controlled by Greenhill. Greenhill recognizes as revenue 100% of the profit overrides earned by the managing general partners (except as described above). Approximately one-half of such profit override is allocated as compensation, at the discretion of Greenhill, to Greenhill managing directors and other employees involved in the management of Funds.

Greenhill’s employees, including all of its executive officers and directors, committed an aggregate of $292 million of capital to the Funds’ total committed capital of $1.8 billion.

Greenhill and those employees who made capital commitments to the Funds (including all of the executive officers) have entered into a series of agreements with Funds (the “Partnership Agreements”). The principal terms of such Partnership Agreements are as follows:

All limited partners in Fund II, GCP Europe and GSAVP who are managing directors or other employees of Greenhill have agreed to pay during the commitment period an annual management fee to the respective managing general partner of such Fund ranging from 1.5% and 2.5% of the capital committed by such limited partners. The commitment period for Fund II will terminate on June 7, 2010, for GCP Europe on December 31, 2012 and for GSAVP on September 30, 2011, in each case, unless extended or terminated earlier by the general partner in accordance with the terms of the applicable Partnership Agreements. Upon termination of the relevant commitment period, the annual management fee will be reduced to 1% of the invested capital in the case of Fund II, 2% in the case of GCP Europe, and 1.5% in the case of GSAVP. No management fee or profit override is payable in respect of the capital committed by Greenhill. Limited partners who are employees of Greenhill (with certain exceptions) have also agreed to pay to the managing general partners of the funds certain the profit overrides. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

Greenhill also has a 17.3% interest in GHL Acquisition Corp. (“GHLAC”) (AMEX:GHQ), a blank check company, that was a wholly-owned subsidiary prior to completing its $400 million initial public offering in February 2008. We originally invested $8 million in GHL Acquisition Corp. In September 2008, GHLAC announced that it had agreed to acquire Iridium Holdings, L.L.C. (“Iridium”), a leading provider of voice and data mobile satellite services, at an enterprise value of approximately $591 million, subject to stockholder approval, various regulatory approvals and other customary closing conditions. In October 2008 we completed our previously agreed investment of $22.9 million in a convertible subordinated note issued by Iridium. If the acquisition of Iridium is completed upon the agreed terms and our investment is converted to common shares without any adjustment to the conversion price, the firm will own approximately 9.2 million common shares and 6 million warrants (at a strike price of $7.00 per share) of the combined company.

Relationship with Barrow Street Capital

Barrow Street Capital LLC, or Barrow Street Capital, is a real estate merchant banking firm founded in 1997. One of Barrow Street Capital’s two managing principals is Robert F. Greenhill, Jr., son of Robert F. Greenhill, the Chairman of Greenhill. Barrow Street Capital’s chairman is Peter C. Krause, one of Greenhill’s managing directors, and its investment committee includes Robert F. Greenhill, Jr., Robert F. Greenhill and Peter C. Krause and other principals of Barrow Street Capital.

The Barrow Street Capital Real Estate Funds

Greenhill has committed $5.0 million to Barrow Street Capital Real Estate Fund III (“BSREF III”) (of which $1.0 million remained unfunded at December 31, 2008), with its investment bearing no management fees or profit override. Certain of Greenhill’s managing directors also committed capital to BSREF III. Greenhill’s investment will entitle it to receive 25% of any profit overrides earned by BSREF III. Greenhill’s managing directors (other than Peter C. Krause in his capacity as Chairman of Barrow Street Capital) receive no participation in profit overrides in BSREF III.

Use of Corporate Aircraft

Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his spouse for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the company for the actual out of pocket costs associated with the operation of the company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2008, Mr. Greenhill reimbursed us $141,747 for such costs incurred in 2008.

In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2008 we paid $11,965 to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space

Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2008 Riversville Aircraft Corporation paid us $64,890 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.

The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2008, were audited by Ernst & Young LLP, independent auditors for Greenhill.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and

4.	Discussed with the independent auditors, the independent auditors’ independence.

Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill

Stephen L. Key, Chairman
John C. Danforth
Isabel V. Sawhill

Auditor Fees

Ernst & Young LLP served as our principal auditors for 2008. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2007 and 2008 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2007 and 2008 and for all other services performed for fiscal years 2007 and 2008 by Ernst & Young LLP.

	2007	2008

Audit Fees	$687,000	$721,000
Audit-Related Fees	36,500	49,500
Tax Fees	—	59,500
All Other Fees	3,630	8,696

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

In addition, Ernst & Young LLP served as the auditors of Greenhill Capital Partners, Greenhill Capital Partners Europe and GSAVP and received fees for audit, tax and other services rendered in 2007 and 2008 of $440,726, and $379,600 respectively.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

ITEM 2 —	RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2009. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, our Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2009. Proxies will be voted FOR ratifying this selection unless otherwise specified.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2010 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 10, 2009. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2010 Annual Meeting, must be received no earlier than December 23, 2009 and no later than

January 22, 2010, and must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.

AVAILABLE INFORMATION

Our 2008 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2008, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2008 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our Web site at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

ANNUAL MEETING OF STOCKHOLDERS OF Greenhill April 22, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://materials.proxyvote.com/395259 Please sign, date and mail your proxy card in the envelope provided as soon as possible. —— Please detach along perforated line and mail in the envelope provided. —— 20730000000000000000 5 042209 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors for term specified in the Proxy Statement: 2. Ratification of selection of Ernst & Young LLP as independent auditors. NOMINEES: FOR ALL NOMINEES O Robert F. Greenhill This proxy, when properly signed, will be voted as directed by the undersigned O Scott L. Bok shareholder(s). If no direction is specified, this proxy will be voted FOR the WITHHOLD AUTHORITY O Simon A. Borrows nominees listed at left and FOR proposal 2 as recommended by the Board of FOR ALL NOMINEES O John C. Danforth Directors. O Steven F. Goldstone FOR ALL EXCEPT O Stephen L. Key (See instructions below) O Robert T. Blakely INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 0

Greenhill 300 PARK AVENUE NEW YORK, N.Y. 10022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert F. Greenhill, Scott L. Bok and Simon A. Borrows as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on March 3, 2009, at 11:00 A.M., at the Annual Meeting of Stockholders to be held at The Waldorf Astoria located at 301 Park Avenue, New York, New York 10022, on April 22, 2009, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF Greenhill April 22, 2009 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you COMPANY NUMBER access the web page, and use the Company Number and Account Number shown on your proxy card. Vote online until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://materials.proxyvote.com/395259 —— Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. —— 20730000000000000000 5 042209 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors for term specified in the Proxy Statement: 2. Ratification of selection of Ernst & Young LLP as independent auditors. NOMINEES: FOR ALL NOMINEES O Robert F. Greenhill This proxy, when properly signed, will be voted as directed by the undersigned O Scott L. Bok shareholder(s). If no direction is specified, this proxy will be voted FOR the WITHHOLD AUTHORITY O Simon A. Borrows nominees listed at left and FOR proposal 2 as recommended by the Board of FOR ALL NOMINEES O John C. Danforth Directors. O Steven F. Goldstone FOR ALL EXCEPT O Stephen L. Key (See instructions below) If you vote through the Internet, Please DO NOT mail back this proxy card. O Robert T. Blakely INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.